Exhibit 99.1

STONEMOR INC. ANNOUNCES CLOSING OF

SENIOR SECURED NOTES OFFERING

BENSALEM, PA – May 11, 2021 – StoneMor Inc. (NYSE: STON) (“StoneMor” or the “Company”), a leading owner and operator of cemeteries and funeral homes, announced today it closed its private offering of $400 million aggregate principal amount of its 8.500% Senior Secured Notes due 2029 (the “Notes”).

The Notes are senior secured obligations of the Company, and interest is payable semi-annually in arrears. The Notes are fully and unconditionally guaranteed, on a senior secured basis, jointly and severally by certain of the Company’s domestic subsidiaries and will also be guaranteed by any foreign subsidiary that guarantees any future credit facility.

The Company used the net proceeds of the offering to fund the redemption in full of approximately $338.1 million aggregate principal amount of the outstanding 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 (the “2024 Notes”) together with an approximately $18.5 million prepayment premium and pay fees and expenses incurred in connection with the offering. The remaining proceeds will be used for general corporate purposes, which may include acquisitions.

The Notes were offered only to persons who were reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. Neither the Notes nor the related guarantees have been, nor will be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release is being issued pursuant to, and in accordance with, Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About StoneMor Inc.

StoneMor Inc., headquartered in Bensalem, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 304 cemeteries and 70 funeral homes in 24 states and Puerto Rico. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials and all services which provide for the installation of this merchandise.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s application of the remaining net proceeds from the offering. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those results indicated in the forward- looking statements include uncertainties relating to the Company’s ability to identify potential acquisitions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in StoneMor’s Annual Report on Form 10-K and the other reports that StoneMor files with the Securities and Exchange Commission, from time to time. Except as required under applicable law, StoneMor assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.

CONTACT

Investor Relations

StoneMor Inc.

(215) 826-4438